U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[_]  Form 3 Holdings Reported

[_]  Form 4 Transactions Reported

________________________________________________________________________________
1.   Name and Address of Reporting Person*


   Nekos                             Peter                   J.
------------------------        ----------------------    ----------------------
   (Last)                            (First)                 (Middle)

                           Route 55, Lexington Park
--------------------------------------------------------------------------------
                                   (Street)


   Lagrangeville                     NY                     12540
------------------------        ----------------------    ----------------------
   (City)                            (State)                (Zip)
________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

     CMMD

________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year

     March 2002

________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)



________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)

________________________________________________________________________________
7.   Individual or Joint/Group Filing
     (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________


================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                 5.             6.
                                                                 4.                              Amount of      Owner-
                                                                 Securities Acquired (A) or      Securities     ship
                                                                 Disposed of (D)                 Beneficially   Form:     7.
                                                                 (Instr. 3, 4 and 5)             Owned at End   Direct    Nature of
                                      2.            3.           -----------------------------   of Issuer's    (D) or    Indirect
1.                                    Transaction   Transaction                  (A)             Fiscal Year    Indirect  Beneficial
Title of Security                     Date          Code             Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)    (Instr. 8)                   (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

Common Stock
Par Value $.0001                                                                                 2,500         D
====================================================================================================================================

*    If the form is filed by more than one Reporting Person, see Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


                                                                          (Over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                       9.        10.
                                                                                                       Number    Owner-
                                                                                                       of        ship
              2.                                                                                       Deriv-    of
              Conver-                    5.                                 7.                         ative     Deriv-   11.
              sion                       Number of                          Title and Amount           Secur-    ative    Nature
              or                         Derivative    6.                   of Underlying     8.       ities     Secur-   of
              Exer-                      Securities    Date                 Securities        Price    Bene-     ity:     In-
              cise     3.                Acquired (A)  Exercisable and      (Instr. 3 and 4)  of       ficially  Direct   direct
              Price    Trans-   4.       or Disposed   Expiration Date      ----------------  Deriv-   Owned     (D) or   Bene-
1.            of       action   Trans-   of (D)        (Month/Day/Year)               Amount  ative    at End    In-      ficial
Title of      Deriv-   Date     action   (Instr. 3,    ----------------               or      Secur-   of        direct   Owner-
Derivative    ative    (Month/  Code     4 and 5)      Date        Expira-            Number  ity      Year      (I)      ship
Security      Secur-   Day/     (Instr.  ------------  Exer-       tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)    ity      Year)    8)        (A)   (D)    cisable     Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------

Warrant       $.82     3/1/02   J(1)      A            Immediately 2/28/05  Common    10,000           10,000    D
===================================================================================================================================

Explanation of Responses:

(1)Warrant issued to reporting person.



      /s/Peter J. Nekos                                           5/17/02
-------------------------------------------                  -------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.